CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$5,856,000.00	$326.76

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $197,300.35 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $326.76 offset against the registration fee due for this offering and of which $196,973.59 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 210 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 133-A-II dated May 4, 2009	Registration Statement No. 333-155535 Dated June 12, 2009 Rule 424(b)(2)

Structured Investments	$5,856,000 Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks due June 30, 2010

General

  The notes are designed for investors who seek a return of three times the appreciation of an equally weighted basket of 15 common stocks (including three (3) American Depositary Shares, or ADSs) up to a maximum total return on the notes of 34.35% at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines be willing to lose some or all of their principal.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing June 30, 2010†.
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
  The notes priced on June 12, 2009 and are expected to settle on or about June 17, 2009.

Key Terms

Basket:

The Basket consists of 15 common stocks, including ADSs (each, a “Reference Stock” and collectively, the “Reference Stocks”). The Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth under “The Basket” on page PS-1 of this pricing supplement.

Upside Leverage Factor:	3
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by three, subject to the Maximum Total Return on the notes of 34.35%. For example, if the Basket Return is more than 11.45%, you will receive the Maximum Total Return on the notes of 34.35%, which entitles you to a maximum payment at maturity of $1,343.50 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + ($1,000 x Basket Return x 3)

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level declines from the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level. Accordingly, if the Basket Return is negative, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
You will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which was June 12, 2009.
Ending Basket Level:	The arithmetic average of the Basket Closing Levels on the five Ending Averaging Dates.
Basket Closing Level:

For each of the Ending Averaging Dates, the Basket Closing Level will be calculated as follows:

100 x [1 + the sum of the Stock Returns of each Reference Stock on the relevant Ending Averaging Date x (1/15)]

Stock Return:	With respect to each Reference Stock, on each of the Ending Averaging Dates: Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	With respect to each Reference Stock, the closing price of one share of such Reference Stock on the pricing date as set forth under “The Basket” in this pricing supplement.
Final Share Price:

With respect to each Reference Stock, on each of the Ending Averaging Dates, the closing price of one share of such Reference Stock on such day times the Stock Adjustment Factor for such Reference Stock on such day.

Stock Adjustment Factor:

With respect to each Reference Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-A-II for further information.

Ending Averaging Dates†:	June 21, 2010, June 22, 2010, June 23, 2010, June 24, 2010 and June 25, 2010
Maturity Date†:	June 30, 2010
CUSIP:	48123L2C7
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 133-A-II.

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement no. 133-A-II and “Selected Risk Considerations” beginning on page PS-3 of this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$10	$990

Total	$5,856,000	$58,560	$5,797,440

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-20 of the accompanying product supplement no. 133-A-II.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $10.00 per $1,000 principal amount note. Please see “Plan of Distribution” beginning on PS-38 of the accompanying product supplement no. 133-A-II.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

June 12, 2009

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 133-A-II dated May 4, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes, supplements the term sheet related hereto dated June 9, 2009 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 133-A-II, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 133-A-II dated May 4, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209001800/e35260_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company, “ “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weighting and the Initial Share Price of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock	Exchange	Stock Weighting	Initial Share Price

APA	Apache Corporation	NYSE	1/15	$84.20
ADM	Archer-Daniels-Midland Company	NYSE	1/15	$28.71
ABX	Barrick Gold Corporation	NYSE	1/15	$33.99
CLF	Cliffs Natural Resources Inc.	NYSE	1/15	$28.61
EP	El Paso Corporation	NYSE	1/15	$10.40
FCX	Freeport-McMoRan Copper & Gold Inc.	NYSE	1/15	$58.51
MON	Monsanto Company	NYSE	1/15	$86.54
NEM	Newmont Mining Corporation	NYSE	1/15	$42.71
NBL	Noble Energy, Inc.	NYSE	1/15	$66.77
OXY	Occidental Petroleum Corporation	NYSE	1/15	$68.97
PBR	Petróleo Brasileiro S.A (ADS)	NYSE	1/15	$43.95
POT	Potash Corporation of Saskatchewan Inc.	NYSE	1/15	$116.01
SQM	Sociedad Química y Minera de Chile S.A. (ADS)	NYSE	1/15	$38.52
VALE	Vale S.A. (ADS)	NYSE	1/15	$20.06
XTO	XTO Energy Inc.	NYSE	1/15	$43.48

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-1

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table and examples illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the Maximum Total Return on the notes of 34.35%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180.00	80.00%	34.35%
165.00	65.00%	34.35%
150.00	50.00%	34.35%
140.00	40.00%	34.35%
130.00	30.00%	34.35%
120.00	20.00%	34.35%
111.45	11.45%	34.35%
110.00	10.00%	30.00%
105.00	5.00%	15.00%
102.50	2.50%	7.50%
100.00	0.00%	0.00%
95.00	-5.00%	-5.00%
90.00	-10.00%	-10.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 105.
Because the Ending Basket Level of 105 is greater than the Starting Basket Level of 100 and the Basket Return of 5% multiplied by 3 does not exceed the Maximum Total Return of 34.35%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 5% x 3) = $1,150

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120.
Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 3 exceeds the Maximum Total Return of 34.35%, the investor receives a payment at maturity of $1,343.50 per $1,000 principal amount note, the maximum payment on the notes.

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.
Because the Basket Return is negative and the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-2

Selected Purchase Considerations
  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by three, up to the Maximum Total Return on the notes of 34.35%, or a maximum payment at maturity of $1,343.50 for every $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 15 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket, which consists of 15 Reference Stocks. These Reference Stocks are the common stocks of Apache Corporation, Archer-Daniels-Midland Company, Barrick Gold Corporation, Cliffs Natural Resources Inc., El Paso Corporation, Freeport-McMoRan Copper & Gold, Inc., Monsanto Company, Newmont Mining Corporation, Noble Energy, Inc., Occidental Petroleum Corporation, Petróleo Brasileiro S.A (ADS), Potash Corporation of Saskatchewan Inc., Sociedad Química y Minera de Chile S.A. (ADS), Vale S.A. (ADS) and XTO Energy Inc.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 133-A-II.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes.  Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected.  In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. In addition, based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Internal Revenue Code of 1986 and the regulations thereunder (collectively, “FIRPTA”) should not be imposed on proceeds paid to Non-U.S. Holders, although it is possible that we may decide (or that the IRS could argue) that we are required to do so. However, under a different set of rules, Non-U.S. Holders could in any event be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

  Subject to certain assumptions and representations received from us, the discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 133-A-II dated May 4, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Total Return of 34.35%, regardless of the appreciation in the Basket, which may be significant.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-3

  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to a weighted Basket consisting of 15 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the level of the other Reference Stocks. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. You may lose some or all of your investment in the notes if the Ending Basket Level is less than the Starting Basket Level.
  THE REFERENCE STOCKS ARE CONCENTRATED IN THE ENERGY INDUSTRY — A significant portion of the Reference Stocks have been issued by companies whose primary lines of business are directly associated with the energy industry. Because the value of the notes is determined in part by the performance of these Reference Stocks, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the energy industry is significantly affected by a number of factors that influence worldwide economic conditions and energy prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may either offset or magnify each other, including:
    employment levels and job growth;
    worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids and refined products;
    the cost of exploring for, developing, producing, refining and marketing crude oil, natural gas, natural gas liquids and refined products;
    consumer confidence;
    changes in weather patterns and climatic changes;
    the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;
    the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;
    the price and availability of alternative and competing fuels;
    domestic and foreign governmental regulations and taxes; and
    general economic conditions worldwide.
  These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of these Reference Stocks to decline during the term of the notes.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-4

  THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSS OF PETRÓLEO BRASILEIRO S.A., SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A. AND VALE S.A. AND THE RIGHTS OF HOLDERS OF THE SHARES OF PETRÓLEO BRASILEIRO S.A., SOCIEDAD QUÍMICA Y MINERA DE CHILE S.A. AND VALE S.A. — Because the notes are linked, in part, to the performance of an ADS representing two common shares of Petróleo Brasileiro S.A., which we refer to as “Petrobras,” (each of which in turn represents two common shares of Petrobras, which we refer to as the “Petrobras Underlying Stocks”), an ADS representing one series B share of Sociedad Química y Minera de Chile S.A., which we refer to as “SQM,” (each of which in turn represents one series B share of SQM, which we refer to as the “SQM Underlying Stocks”) and an ADS representing one common share of Vale S.A., which we refer to as “Vale,” (which in turn represents one preferred class A share of Vale, which we refer to as the “Vale Underlying Stocks” and, together with the Petrobras and SQM Underlying Stocks, the “Underlying Stocks”), you should be aware that your note is linked, in part, to the price of the ADSs and not the Underlying Stocks.  There are important differences between the rights of holders of ADSs and holders of the Underlying Stocks.  Each ADS is a security evidenced by American Depositary Receipts that represents the applicable Underlying Stocks.  The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of Petrobras, SQM or Vale, as applicable, the relevant ADS depositary and holders of the applicable ADSs, which may be different from the rights of holders of the applicable Underlying Stocks.  For example, Petrobras, SQM or Vale, as applicable, may make distributions in respect of the applicable Underlying Stocks that are not passed on to the holders of its ADSs.  Any such differences between the rights of holders of the ADSs and holders of the applicable Underlying Stocks may be significant and may materially and adversely affect the value of the notes.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked, in part, to the value of ADSs representing interests in the Petrobras, SQM and Vale Underlying Stocks, which are issued by Brazilian and Chilean issuers, to the value of the common shares of Barrick Gold Corporation (which we refer to as “Barrick Gold” and the common shares of which we refer to as the “common stock of Barrick Gold”) and Potash Corporation of Saskatchewan Inc. (which we refer to as “Potash” and the commons shares of which we refer to as the “common stock of Potash”) which are issued by Canadian issuers involves risks associated with the home country of the issuer of the non-U.S. equity securities. The ADSs of Petrobras, SQM and Vale, which are quoted and traded in U.S. dollars on the New York Stock Exchange, may trade differently from the Petrobras and SQM Underlying Stocks quoted and traded in Brazilian real on the São Paulo Stock Exchange and the Vale Underlying Stock quoted and traded in Chilean pesos on the Santiago Stock Exchange, respectively. The notes linked to the common stocks of Barrick Gold and Potash are linked to such common stock quoted and traded in U.S. dollars on The New York Stock Exchange, which may trade differently from such common stock, quoted and traded in Canadian dollars on the Toronto Stock Exchange.  Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of Petrobras, SQM, Vale, Barrick Gold and Potash, respectively, including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the ADSs of Petrobras, SQM and Vale are quoted and traded in U.S. dollars on the New York Stock Exchange, the Petrobras and Vale Underlying Stocks are quoted and traded in Brazilian reais on the São Paulo Stock Exchange and the SQM Underlying Stock is quoted and traded in Chilean pesos on the Santiago Stock Exchange, fluctuations in the exchange rates between the Brazilian real and the U.S. dollar (with respect to Petrobras and Vale) and between the Chilean peso and the U.S. dollar (with respect to SQM) will likely affect the relative value of the ADSs of Petrobras and the Petrobras Underlying Stocks, the relative value of the ADSs of Vale and the Vale Underlying Stock and the relative value of the ADSs of SQM and the SQM Underlying Stock and, as a result, will likely affect the market price of the ADSs trading on the New York Stock Exchange. In addition, because the common stocks of Barrick Gold and Potash are quoted and traded in U.S. dollars on The New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common stocks of Barrick Gold and Potash in the two different currencies and, as a result, will likely affect the market price of the common stocks of Barrick Gold and Potash trading on The New York Stock Exchange. These trading differences and currency exchange rates may affect the market value of the notes and whether the Final Share Price of the applicable Reference Stocks will be greater than, equal to or less than its Initial Share Price. The Brazilian real, the Chilean peso and the Canadian dollar have been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the Brazilian real and the U.S.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-5

  dollar, between the Chilean peso and the U.S. dollar and between the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the Brazilian real and the U.S. dollar, between the Chilean peso and the U.S. dollar and between the Canadian dollar and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil, Chile, Canada and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil, Chile, Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, Chile, Canada and the United States and other jurisdictions important to international trade and finance.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. For example, if an ADS serving as a Reference Stock is delisted or no longer admitted to trading on a U.S. securities exchange or if the applicable ADS facility is terminated, the calculation agent will determine whether to select, and if it determines to do so, will select a successor Reference Stock without consideration for the interests of investors. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to one or more of the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to either or both of the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock to reflect certain events affecting such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-A-II for further information.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Reference Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Reference Stocks;
    the time to maturity of the notes;
    the correlation (or lack of correlation) in price movements among the Reference Stocks;
    the dividend rates paid on the Reference Stocks;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the exchange rates and volatility of the exchange rates between the U.S. dollar and the Brazilian real, between the U.S. dollar and the Chilean peso and between the U.S. dollar and the Canadian dollar;
    the occurrence of certain events affecting the issuer(s) of the Reference Stock(s) that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-6

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-21 of the accompanying product supplement no. 133-A-II for more information.

Historical Information of the Reference Stocks and the Basket

The graphs contained in this pricing supplement set forth the historical performance of the Reference Stocks as well as the Basket as a whole based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from January 2, 2004 through June 5, 2009. The graph of the historical Basket performance assumes the Basket Closing Level on January 2, 2004 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement. We obtained the closing prices and other market information in this pricing supplement from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Apache Corporation (“Apache”)

According to its publicly available filings with the SEC, Apache is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids. The common stock of Apache, par value $0.625  per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Apache in the accompanying product supplement no. 133-A-II.  Apache’s SEC file number is 001-04300.

Historical Information of the Common Stock of Apache

The following graph sets forth the historical performance of the common stock of Apache based on the weekly closing price (in U.S. dollars) of the common stock of Apache from January, 2, 2004 through June 12, 2009.  The closing price of the common stock of Apache on June 12, 2009 was $84.20.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-7

Archer-Daniels-Midland Company (“Archer-Daniels-Midland”)

According to its publicly available filings with the SEC, Archer-Daniels-Midland is one of the world’s largest processors of oilseeds, corn, wheat, cocoa and other feedstuffs and is a leading manufacturer of soybean oil and protein meals, corn sweeteners, flour, biodiesel, ethanol, and other value-added food and feed ingredients. The common stock of Archer-Daniels-Midland, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Archer-Daniels-Midland in the accompanying product supplement no. 133-A-II. Archer-Daniels-Midland’s SEC file number is 001-00044.

Historical Information of the Common Stock of Archer-Daniels-Midland

The following graph sets forth the historical performance of the common stock of Archer-Daniels-Midland based on the weekly closing price (in U.S. dollars) of the common stock of Archer-Daniels-Midland from January, 2, 2004 through June 12, 2009. The closing price of the common stock of Archer-Daniels-Midland on June 12, 2009 was $28.71.

Barrick Gold Corporation (“Barrick Gold”)

According to its publicly available filings with the SEC, Barrick Gold, a Canadian company, is a gold company with operating mines or projects in the United States, Dominican Republic, Australia, Papua New Guinea, Peru, Chile, Argentina, Pakistan, Russia, South Africa and Tanzania. Barrick Gold’s principal products are gold and copper. The common stock of Barrick Gold, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Barrick Gold in the accompanying product supplement no. 133-A-II.

Historical Information of the Common Stock of Barrick Gold

The following graph sets forth the historical performance of the common stock of Barrick Gold based on the weekly closing price (in U.S. dollars) of the common stock of Barrick Gold from January, 2, 2004 through June 12, 2009. The closing price of the common stock of Barrick Gold on June 12, 2009 was $33.99.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-8

Cliffs Natural Resources Inc. (“Cliffs”)

According to its publicly available filings with the SEC, Cliffs is an international mining and natural resources company. Cliffs is one of the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia, and a significant producer of metallurgical coal. The common shares of Cliffs, par value $0.125 per share, which we refer to as the “common stock of Cliffs”, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Cliffs in the accompanying product supplement no. 133-A-II. Cliffs’ SEC file number is 001-08944.

Historical Information of the Common Stock of Cliffs

The following graph sets forth the historical performance of the common stock of Cliffs based on the weekly closing price (in U.S. dollars) of the common stock of Cliffs from January, 2, 2004 through June 12, 2009. The closing price of the common stock of Cliffs on June 12, 2009 was $28.61.

El Paso Corporation (“El Paso”)

According to its publicly available filings with the SEC, El Paso is an energy company that primarily operates in the natural gas transmission and exploration and production sectors of the energy industry. The common stock of El Paso, par value $3.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of El Paso in the accompanying product supplement no. 133-A-II. El Paso’s SEC file number is 001-14365.

Historical Information of the Common Stock of El Paso

The following graph sets forth the historical performance of the common stock of El Paso based on the weekly closing price (in U.S. dollars) of the common stock of El Paso from January 2, 2004 through June 12, 2009. The closing price of the common stock of El Paso on June 12, 2009 was $10.40.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-9

Freeport-McMoRan Copper & Gold, Inc. (“Freeport-McMoRan”)

According to its publicly available filings with the SEC, Freeport-McMoRan is a copper, gold and molybdenum mining company, with its principal asset located in the Grasberg minerals district of Indonesia, with additional mines in North and South America and the Tenke Fungurume project in he Democratic Republic of Congo. The common stock of Freeport-McMoRan, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Freeport-McMoRan in the accompanying product supplement no. 133-A-II. Freeport-McMoRan’s SEC file number is 001-11307-01.

Historical Information of the Common Stock of Freeport-McMoRan

The following graph sets forth the historical performance of the common stock of Freeport-McMoRan based on the weekly closing price (in U.S. dollars) of the common stock of Freeport-McMoRan from January, 2, 2004 through June 12, 2009. The closing price of the common stock of Freeport-McMoRan on June 12, 2009 was $58.51.

Monsanto Company (“Monsanto”)

According to its publicly available filings with the SEC, Monsanto, along with its subsidiaries, is a global provider of agricultural products to farmers, including seeds, biotechnology trait products and herbicides. The common stock of Monsanto, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Monsanto in the accompanying product supplement no. 133-A-II. Monsanto’s SEC file number is 001-16167.

Historical Information of the Common Stock of Monsanto

The following graph sets forth the historical performance of the common stock of Monsanto based on the weekly closing price (in U.S. dollars) of the common stock of Monsanto from January, 2, 2004 through June 12, 2009. The closing price of the common stock of Monsanto on June 12, 2009 was $86.54.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-10

Newmont Mining Corporation (“Newmont”)

According to its publicly available filings with the SEC, Newmont is primarily a gold producer with significant assets or operations in the United States, Australia, Peru, Indonesia, Ghana, Canada, New Zealand and Mexico. Newmont is also engaged in the production of copper, principally through its Batu Hijau operation in Indonesia. The common stock of Newmont, par value $1.60 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Newmont in the accompanying product supplement no. 133-A-II. Newmont’s SEC file number is 001-31240.

Historical Information of the Common Stock of Newmont

The following graph sets forth the historical performance of the common stock of Newmont based on the weekly closing price (in U.S. dollars) of the common stock of Newmont from January, 2, 2004 through June 12, 2009. The closing price of the common stock of Newmont on June 12, 2009 was $42.71.

Noble Energy, Inc. (“Noble Energy”)

According to its publicly available filings with the SEC, Noble Energy is an independent energy company engaged in the acquisition, exploration, development, production and marketing of crude oil, natural gas and natural gas liquids. The common stock of Noble Energy, par value $3.33 1/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Noble Energy in the accompanying product supplement no. 133-A-II. Noble Energy’s SEC file number is 001-07964.

Historical Information of the Common Stock of Noble Energy

The following graph sets forth the historical performance of the common stock of Noble Energy based on the weekly closing price (in U.S. dollars) of the common stock of Noble Energy from January 2, 2004 through June 12, 2009. The closing price of the common stock of Noble Energy on June 12, 2009 was $66.77.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-11

Occidental Petroleum Corporation (“Occidental”)

According to its publicly available filings with the SEC, Occidental operates in the oil and gas, chemical and midstream, marketing and other segments. The common stock of Occidental, par value $0.20 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of Occidental in the accompanying product supplement no. 133-A-II. Occidental’s SEC file number is 001-9210.

Historical Information of the Common Stock of Occidental

The following graph sets forth the historical performance of the Reference Stock based on the weekly closing price (in U.S. dollars) of the common stock of Occidental from January, 2, 2004 through June 12, 2009. The closing price of the common stock of Occidental on June 12, 2009 was $68.97.

Petróleo Brasileiro S.A (“Petrobras”)

According to its publicly available filings with the SEC, Petrobras, a Brazilian company, is an integrated oil and gas company that operates many of Brazil’s producing oil and gas fields, operates a significant portion of all the refining capacity in Brazil and participates in most aspects of the Brazilian natural gas market. The ADSs, each representing one common share of Petrobras, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Petrobras in the accompanying product supplement no. 133-A-II. Petrobras’ SEC file number is 001-15106.

Historical Information of the Common Stock of Petrobras

The following graph sets forth the historical performance of the ADSs of Petrobras based on the weekly closing price (in U.S. dollars) of the ADSs of Petrobras from January, 2, 2004 through June 12, 2009. The closing price of the ADSs of Petrobras on June 12, 2009 was $43.95.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-12

Potash Corporation of Saskatchewan Inc. (“Potash”)

According to its publicly available filings with the SEC, Potash, a Canadian company, is the one of the world’s largest integrated fertilizer and related industrial and feed products company. The common shares of Potash, no par value (which we refer to as the “common stock of Potash”), are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Potash in the accompanying product supplement no. 133-A-II. Potash’s SEC file number is 001-10351.

Historical Information of the Common Stock of Potash

The following graph sets forth the historical performance of the common stock of Potash based on the weekly closing price (in U.S. dollars) of the common stock of Potash from January, 2, 2004 through June 12, 2009. The closing price of the common stock of Potash on June 12, 2009 was $116.01.

Sociedad Química y Minera de Chile S.A.. (“SQM”)

According to its publicly available filings with the SEC, SQM, a Chilean company, is an integrated producer of potassium nitrate, iodine and lithium carbonate.  SQM also produces other specialty plant nutrients (such as potassium sulfate), potassium chloride, iodine and lithium and their derivatives, and certain industrial chemicals, including industrial nitrates, and SQM imports and commercializes other commodity fertilizers in Chile. The ADSs, each representing one series B share of SQM, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of SQM in the accompanying product supplement no. 133-A-II. SQM’s SEC file number is 033-65728.

Historical Information of the Common Stock of SQM

The following graph sets forth the historical performance of the ADSs of SQM based on the weekly closing price (in U.S. dollars) of the ADSs of SQM from January, 2, 2004 through June 12, 2009. The closing price of the ADSs of SQM on June 12, 2009 was $38.52.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-13

Vale S.A. (“Vale”)

According to its publicly available filings with the SEC, Vale, a Brazilian company, is one of the largest metals and mining companies in the world. Vale also produces iron ore, iron ore pellets, nickel, manganese, ore, ferroalloys kaolin, bauxite, alumina, aluminum, copper, coal, cobalt, precious metals, potash and other products. The ADSs, each representing one common share of Vale, no par value, are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of Vale in the accompanying product supplement no. 133-A-II. Vale’s SEC file number is 001-15030.

Historical Information of the Common Stock of Vale

The following graph sets forth the historical performance of the ADSs of Vale based on the weekly closing price (in U.S. dollars) of the ADSs of Vale from January, 2, 2004 through June 12, 2009. The closing price of the ADSs of Vale on June 12, 2009 was $20.06.

XTO Energy Inc.

According to its publicly available filings with the SEC, XTO Energy Inc. is engaged in the acquisition, development, exploitation and exploration of both producing oil and gas properties and unproved properties, and in the production, processing, marketing and transportation of oil and natural gas. The common stock of XTO Energy Inc., par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of XTO Energy Inc. in the accompanying product supplement no. 133-A-II. XTO Energy Inc.’s SEC file number is 001-10662.

Historical Information of the Common Stock of XTO Energy Inc.

The following graph sets forth the historical performance of the common stock of XTO Energy Inc. based on the weekly closing price (in U.S. dollars) of the common stock of XTO Energy Inc. from January 2, 2004 through June 12, 2009. The closing price of the common stock of XTO Energy Inc. on June 12, 2009 was $43.48.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-14

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from January 2, 2004 through June 12, 2009. The following graph assumes the Basket Closing Level on January 2, 2004 was 100 and the Stock Weightings were as specified under “The Basket” in this pricing supplement.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 15 Reference Stocks	PS-15